Exhibit 99.1
IBEX Reports Strongest Quarterly Growth Rate in Nearly 3 Years, Record Fiscal Year 2025 Financial Results, Introduces Fiscal Year 2026 Guidance

•Record fourth quarter and full-year Revenue, EPS, Adjusted EPS, and Free Cash Flow
•Fourth quarter revenue grew 18.2% versus prior year quarter, and full-year revenue grew 9.8%
•Fourth quarter EPS of $0.66 and adjusted EPS of $0.87 grew 19% and 50%, respectively
•Full-year EPS of $2.36 and adjusted EPS of $2.75 grew 28% and 31%, respectively
•Exceeded high end of Revenue and Adjusted EBITDA Guidance
WASHINGTON, DC— September 11, 2025 —IBEX Limited (“ibex”), a leading provider in global business process outsourcing and end-to-end customer engagement technology solutions, today announced financial results for its fourth quarter and fiscal year ended June 30, 2025.

	Three months ended June 30,				Twelve months ended June 30,
($ millions, except per share amounts)	2025	2024	Change		2025	2024	Change
Revenue	$147.1	$124.5	18.2%		$558.3	$508.6	9.8%
Net income	$9.6	$9.8	(2.5)%		$36.9	$33.7	9.5%
Net income margin	6.5%	7.9%	(140)	bps	6.6%	6.6%	—	bps
Adjusted net income (1)	$12.6	$10.2	23.3%		$43.0	$38.4	12.1%
Adjusted net income margin (1)	8.5%	8.2%	30	bps	7.7%	7.5%	20	bps
Adjusted EBITDA (1)	$20.5	$17.9	14.0%		$72.0	$65.2	10.4%
Adjusted EBITDA margin (1)	13.9%	14.4%	(50)	bps	12.9%	12.8%	10	bps
Earnings per share - diluted (2)	$0.66	$0.56	18.7%		$2.36	$1.84	27.8%
Adjusted earnings per share - diluted (1, 2)	$0.87	$0.58	50.0%		$2.75	$2.10	30.7%

(1)See accompanying Exhibits for the reconciliation of each non-GAAP measure to its most directly comparable GAAP measure.
(2)The current period percentages are calculated based on exact amounts, and therefore may not recalculate exactly using rounded numbers as presented.

“ibex continues to outperform the BPO market, completing a tremendous fourth quarter and fiscal year 2025 with record financial results across the board,” said Bob Dechant, ibex CEO. “We delivered over 18% fourth quarter top-line revenue growth, our highest rate in eleven quarters, and 10% revenue growth for the fiscal year, our highest in three years. Our growth has been driven by operational excellence with our existing clients enabling us to win significant market share from our competition while our differentiated value proposition resulted in continued new logo wins with trophy clients throughout the year. Importantly, this quarter marked the shift from proof of concept for our AI solutions to full scale deployments, setting the table for future growth. Fiscal 2025 was a milestone year across many fronts, including our successful entry into India. Importantly, we accomplished all this while delivering record profits and EPS.

Last year at this time I said we believed we’d reached an inflection point for ibex with a return to growth. We not only returned to growth in the first quarter of fiscal 2025 but built momentum throughout the fiscal year and positioned ourselves for another strong year in fiscal 2026.”

Fourth Quarter Financial Performance
Revenue
•Revenue of $147.1 million, an increase of 18.2% from $124.5 million in the prior year quarter. Growth was driven in our top three verticals; Retail & E-commerce (+24.5%), HealthTech (+19.0%), and Travel, Transportation and Logistics (+10.0%), and outstanding growth in the digital acquisition business.

Net Income and Earnings Per Share
•Net income was $9.6 million, consistent with $9.8 million in the prior year quarter.
•Diluted earnings per share increased to $0.66 compared to $0.56 in the prior year quarter. Earnings per share benefited from fewer diluted shares outstanding as a result of our share repurchase activities during the fiscal 2025 year.
•Net income margin decreased to 6.5% compared to 7.9% in the prior year quarter due to increases in selling, general, and administrative expenses. The increases included higher payroll and related costs of $5.7 million to support growth, $1.4 million of impairment losses recognized during the current quarter compared to $0.3 million in the quarter in the prior year, and increases in net foreign currency losses of $1.3 million year over year. These increases were partially offset by lower income tax expense compared to the same quarter in the prior year.
•Non-GAAP adjusted net income increased to $12.6 million, compared to $10.2 million in the prior year quarter (see Exhibit 1 for reconciliation).
•Non-GAAP adjusted diluted earnings per share increased to $0.87, compared to $0.58 in the prior year quarter (see Exhibit 1 for reconciliation).

Adjusted EBITDA
•Adjusted EBITDA increased to $20.5 million, compared to $17.9 million in the prior year quarter (see Exhibit 2 for reconciliation).
•Adjusted EBITDA margin decreased to 13.9%, compared to 14.4% in the prior year quarter due to increases in selling, general, and administrative expenses including higher payroll and related costs of $5.7 million to support growth (see Exhibit 2 for reconciliation).

Fiscal Year 2025 Financial Performance
Revenue
•Revenue of $558.3 million, an increase of 9.8% from $508.6 million in the prior year. Growth was driven in our top three verticals; HealthTech (+23.2%), Travel, Transportation and Logistics (+13.7%), and Retail & E-commerce (+12.6%), and outstanding growth in the digital acquisition business.

Net Income and Earnings Per Share
•Net income increased to $36.9 million compared to $33.7 million in the prior year. Net income was favorably impacted by an increase in gross margin as a result of the impact of revenue growth particularly in our higher margin offshore regions, offset by increases in selling, general, and administrative expenses, interest expense, income tax expenses, and lower interest income.
•Diluted earnings per share increased to $2.36 compared to $1.84 in the prior year. Earnings per share benefited from diluted shares outstanding declining to 15.7 million compared to 18.3 million in the prior year as a result of our share repurchase activities.
•Net income margin was 6.6%, consistent with 6.6% in the prior year.
•Non-GAAP adjusted net income increased to $43.0 million compared to $38.4 million in the prior year (see Exhibit 1 for reconciliation).
•Non-GAAP adjusted earnings per share increased to $2.75 compared to $2.10 in the prior year (see Exhibit 1 for reconciliation).

Adjusted EBITDA
•Adjusted EBITDA increased to $72.0 million compared to $65.2 million in the prior year (see Exhibit 2 for reconciliation).
•Adjusted EBITDA margin was 12.9%, consistent with 12.8% in the prior year (see Exhibit 2 for reconciliation).

Cash Flow and Balance Sheet
•Capital expenditures were $18.4 million compared to $8.9 million in the prior year. The planned increase in capital expenditures during the year was driven by capacity expansion to meet strong demand in our highest margin regions.
•Cash flow from annual operating activities increased to $45.7 million compared to $35.9 million in the prior year. The increase was primarily driven by an increase in revenue which drove increased profitability, as well as lower use of working capital.
•Record fourth quarter free cash flow of $22.8 million contributed to record annual free cash flow of $27.3 million, up from $27.0 million in the prior year (see Exhibit 3 for reconciliation).
•Net cash was $13.7 million, an improvement of $21.4 million compared to net debt of $7.6 million as of March 31, 2025. When compared to our net cash position of $61.2 million as of June 30, 2024, this reflects the impact of $77.2 million in share repurchases during the year (excluding fees), including our $70 million TRGI share repurchase (see Exhibit 4 for reconciliation).
•Repurchased approximately 0.1 million shares in the fourth quarter for $1.7 million. Repurchased approximately 3.9 million shares including 3.6 million shares from TRGI during fiscal 2025, representing 23% of our shares outstanding and eliminating controlled company status.

Fiscal Year and First Quarter Fiscal 2026 Business Outlook
“We achieved outstanding top and strong bottom line results during fiscal year 2025 allowing us to enter fiscal 2026 with great momentum. We delivered a multi-year high top-line performance with 10% revenue growth for the year and 18% for the fourth quarter. Our adjusted EPS of $2.75 for fiscal 2025, was up 31% over the prior year, and was a record for our business. The fourth quarter of fiscal 2025 was also our strongest quarter ever in generating free cash flow of $23 million,” said Taylor Greenwald, CFO of ibex.

“Our continued strong financial results and healthy balance sheet are enabling strategic investments in our growing AI capabilities and sales resources, as well as further expansion into strategic markets and in our top performing geographies. Importantly, with the backdrop of a fluid market environment, we maintain continued confidence in the business to provide the following guidance on growth in the first quarter and fiscal year 2026.”

Fiscal Year 2026 Guidance
•For fiscal year 2026, revenue is expected to be in the range of $590 to $610 million. Adjusted EBITDA is expected to be in the range of $75 to $79 million.
•For first quarter fiscal year 2026, revenue is expected to be in the range of $143 to $146 million. Adjusted EBITDA is expected to be in the range of $17.5 to $19 million.
•Capital expenditures for the year are expected to be in the range of $20 to $25 million.

Conference Call and Webcast Information
IBEX Limited will host a conference call and live webcast to discuss its fourth quarter and fiscal year 2025 financial results at 4:30 p.m. Eastern Time today, September 11, 2025. We will also post to this section of our website the earning slides, which will accompany our conference call and live webcast, and encourage you to review the information that we make available on our website.
Live and archived webcasts can be accessed at: https://investors.ibex.co/.
Financial Information
This announcement does not contain sufficient information to constitute an interim financial report as defined in Financial Accounting Standards ASC 270, “Interim Reporting.” The financial information in this press release has not been audited.

Non-GAAP Financial Measures
We present non-GAAP financial measures because we believe that they and other similar measures are widely used by certain investors, securities analysts and other interested parties as supplemental measures of performance and liquidity. We also use these measures internally to establish forecasts, budgets and operational goals to manage and monitor our business, as well as evaluate our underlying historical performance, as we believe that these non-GAAP financial measures provide a more helpful depiction of our performance of the business by encompassing only relevant and manageable events, enabling us to evaluate and plan more effectively for the future. The non-GAAP financial measures may not be comparable to other similarly titled measures of other companies, have limitations as analytical tools, and should not be considered in isolation or as a substitute for analysis of our operating results as reported in accordance with accounting principles generally accepted in the United States (“GAAP”). Non-GAAP financial measures and ratios are not measurements of our performance, financial condition or liquidity under GAAP and should not be considered as alternatives to operating profit or net income / (loss) or as alternatives to cash flow from operating, investing or financing activities for the period, or any other performance measures, derived in accordance with GAAP.

ibex is not providing a quantitative reconciliation of forward-looking non-GAAP adjusted EBITDA to the most directly comparable GAAP measure because it is unable to predict with reasonable certainty the ultimate outcome of certain significant items without unreasonable effort. These items include, but are not limited to, non-recurring expenses, foreign currency gains and losses, and stock-based compensation expense. These items are uncertain, depend on various factors, and could have a material impact on GAAP reported results for the guidance period.
About ibex
ibex helps the world’s preeminent brands more effectively engage their customers with services ranging from customer support, technical support, inbound/outbound sales, business intelligence and analytics, digital demand generation, and CX surveys and feedback analytics.
Forward Looking Statements
In addition to historical information, this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “predict,” “potential,” “forecast,” or the negative of these terms or other similar expressions. These statements include, but are not limited to, statements regarding our future financial and operating performance, including our outlook and guidance, and our strategies, priorities and business plans. Our expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could impact our actual results include: our ability to attract new business and retain key clients; our profitability based on our utilization, pricing and managing costs; the potential for our clients or potential clients to consolidate; our clients deciding to enter into or further expand their insourcing activities and current trends toward outsourcing services may reverse; general economic uncertainty in global markets and unfavorable economic conditions, including inflation, rising interest rates, recession, foreign exchange fluctuations and supply-chain issues; our ability to manage our international operations, particularly in the Philippines, Jamaica, Pakistan and Nicaragua; natural events, health epidemics, global geopolitical conditions, including developing or ongoing conflicts, widespread civil unrest, terrorist attacks and other attacks of violence involving any of the countries in which we or our clients operate; our ability to anticipate, develop and implement information technology solutions that keep pace with evolving industry standards and changing client demands, including the effective adoption of Artificial Intelligence into our offerings; our ability to recruit, engage, motivate, manage and retain our global workforce; our ability to comply with applicable laws and regulations, including those regarding privacy, data protection and information security, employment and anti-corruption; the effect of cyberattacks or cybersecurity vulnerabilities on our information technology systems; the impact of tax matters, including new legislation and actions by taxing authorities; and other factors discussed in the “Risk Factors” described in our periodic reports filed with the U.S. Securities and

Exchange Commission (“SEC”), including our annual reports on Form 10-K, quarterly reports on Form 10-Q, and past filings on Form 20-F, and any other risk factors we include in subsequent filings with the SEC. Because of these uncertainties, you should not make any investment decisions based on our estimates and forward-looking statements. Except as required by law, we undertake no obligation to publicly update any forward-looking statements for any reason after the date of this press release whether as a result of new information, future events or otherwise.

IR Contact:  Michael Darwal, EVP, Investor Relations, ibex, michael.darwal@ibex.co
Media Contact:  Daniel Burris, VP, Marketing and Communication, ibex, daniel.burris@ibex.co

IBEX LIMITED AND SUBSIDIARIES
Consolidated Balance Sheets
(Unaudited)
(in thousands)

	June 30, 2025	June 30, 2024
Assets
Current assets
Cash and cash equivalents	$15,350	$62,720
Accounts receivable, net	117,136	98,366
Prepaid expenses	9,443	7,712
Due from related parties	40	192
Tax advances and receivables	1,522	9,080
Other current assets	2,128	1,888
Total current assets	145,619	179,958

Non-current assets
Property and equipment, net	32,563	29,862
Operating lease assets	62,276	59,145
Goodwill	11,832	11,832
Deferred tax asset, net	7,163	4,285
Other non-current assets	13,762	8,822
Total non-current assets	127,596	113,946
Total assets	$273,215	$293,904

Liabilities and stockholders' equity
Current liabilities
Accounts payable and accrued liabilities	$18,692	$16,719
Accrued payroll and employee-related liabilities	38,588	30,674
Current deferred revenue	5,498	4,749
Current operating lease liabilities	14,332	12,051
Current debt	823	660
Due to related parties	22	60
Income taxes payable	1,986	6,083
Total current liabilities	79,941	70,996

Non-current liabilities
Non-current deferred revenue	1,130	1,128
Non-current operating lease liabilities	53,804	53,441
Long-term debt	796	867
Other non-current liabilities	3,235	1,673
Total non-current liabilities	58,965	57,109
Total liabilities	138,906	128,105

Stockholders' equity
Common stock	1	2
Additional paid-in capital	218,241	210,200
Treasury stock	(103,338)	(25,367)
Accumulated other comprehensive loss	(6,336)	(7,913)
Retained earnings / (deficit)	25,741	(11,123)
Total stockholders' equity	134,309	165,799
Total liabilities and stockholders' equity	$273,215	$293,904

IBEX LIMITED AND SUBSIDIARIES
Consolidated Statements of Comprehensive Income
(Unaudited)
(in thousands, except per share data)

	Three months ended June 30,		Twelve months ended June 30,
	2025	2024	2025	2024
Revenue	$147,138	$124,531	$558,273	$508,569

Cost of services (exclusive of depreciation and amortization presented separately below)	100,872	85,373	385,692	356,536
Selling, general and administrative	29,756	21,681	108,738	93,143
Depreciation and amortization	4,248	4,608	17,232	19,461
Total operating expenses	134,876	111,662	511,662	469,140
Income from operations	12,262	12,869	46,611	39,429

Interest income	29	542	955	2,071
Interest expense	(448)	(175)	(1,634)	(514)
Income before income taxes	11,843	13,236	45,932	40,986

Provision for income tax expense	(2,247)	(3,391)	(9,068)	(7,331)
Net income	$9,596	$9,845	$36,864	$33,655

Other comprehensive income
Foreign currency translation adjustments	$263	$(1,313)	$1,114	$(1,623)
Unrealized gain / (loss) on cash flow hedging instruments, net of tax	204	(181)	775	(111)
Actuarial (loss) / gain on defined benefit plan	(312)	133	(312)	133
Total other comprehensive income / (loss)	155	(1,361)	1,577	(1,601)
Total comprehensive income	$9,751	$8,484	$38,441	$32,054

Net income per share
Basic	$0.72	$0.57	$2.51	$1.90
Diluted	$0.66	$0.56	$2.36	$1.84

Weighted average common shares outstanding
Basic	13,380	17,170	14,678	17,704
Diluted	14,491	17,639	15,725	18,255

IBEX LIMITED AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Three months ended June 30,		Twelve months ended June 30,
	2025	2024	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$9,596	$9,845	$36,864	$33,655
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,248	4,608	17,232	19,461
Noncash lease expense	3,358	3,297	13,378	13,205
Warrant contra revenue	—	290	—	1,183
Deferred income tax	(1,168)	(242)	(2,877)	344
Stock-based compensation expense	1,926	1,024	5,432	3,765
Allowance of expected credit losses	86	(29)	514	33
Impairment losses	1,429	275	1,429	1,532
Change in assets and liabilities:
Decrease / (increase) in accounts receivable	2,788	4,873	(19,262)	(12,068)
(Increase) / decrease in prepaid expenses and other current assets	(31)	(2,167)	361	(7,517)
Increase / (decrease) in accounts payable and accrued liabilities	9,290	90	6,248	(2,246)
(Decrease) / increase in deferred revenue	(451)	(821)	752	(1,919)
Decrease in operating lease liabilities	(3,134)	(3,621)	(14,403)	(13,528)
Net cash inflow from operating activities	27,937	17,422	45,668	35,900

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(5,159)	(2,220)	(18,375)	(8,855)
Net cash outflow from investing activities	(5,159)	(2,220)	(18,375)	(8,855)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from line of credit	13,400	85	82,710	238
Repayments of line of credit	(32,500)	(86)	(82,710)	(291)
Proceeds from the exercise of options	773	4	4,307	366
Principal payments on finance leases	(314)	(148)	(953)	(490)
Purchase of treasury shares	(1,593)	(3,005)	(78,014)	(21,556)
Net cash outflow from financing activities	(20,234)	(3,150)	(74,660)	(21,733)
Effects of exchange rate difference on cash and cash equivalents	(171)	3	(3)	(21)
Net increase / (decrease) in cash and cash equivalents	2,373	12,055	(47,370)	5,291
Cash and cash equivalents, beginning	12,977	50,665	62,720	57,429
Cash and cash equivalents, ending	$15,350	$62,720	$15,350	$62,720

IBEX LIMITED AND SUBSIDIARIES
Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures
EXHIBIT 1: Adjusted net income, adjusted net income margin, and adjusted earnings per share

We define adjusted net income as net income before the effect of the following items: severance costs, impairment losses, warrant contra revenue, foreign currency gains and losses, and stock-based compensation expense, net of the tax impact of such adjustments. We define adjusted net income margin as adjusted net income divided by revenue. We define adjusted earnings per share as adjusted net income divided by weighted average diluted shares outstanding.

The following table provides a reconciliation of net income to adjusted net income, net income margin to adjusted net income margin, and diluted earnings per share to adjusted earnings per share for the periods presented:

	Three months ended June 30,		Twelve months ended June 30,
($000s, except per share amounts)	2025	2024	2025	2024
Net income	$9,596	$9,845	$36,864	$33,655
Net income margin	6.5%	7.9%	6.6%	6.6%

Severance costs	558	115	558	1,621
Impairment losses	1,429	275	1,429	1,532
Warrant contra revenue	—	290	—	1,183
Foreign currency losses / (gains)	27	(1,244)	693	(1,815)
Stock-based compensation expense	1,926	1,024	5,432	3,765
Total adjustments	$3,940	$460	$8,112	$6,286
Tax impact of adjustments[1]	(969)	(110)	(1,975)	(1,590)
Adjusted net income	$12,567	$10,195	$43,001	$38,351
Adjusted net income margin	8.5%	8.2%	7.7%	7.5%

Diluted earnings per share	$0.66	$0.56	$2.36	$1.84
Per share impact of adjustments to net income	0.21	0.02	0.39	0.26
Adjusted earnings per share	$0.87	$0.58	$2.75	$2.10

Weighted average diluted shares outstanding	14,491	17,639	15,725	18,255
1 The tax impact of each adjustment is calculated using the effective tax rate in the relevant jurisdictions.

EXHIBIT 2:  EBITDA, adjusted EBITDA, and adjusted EBITDA margin
EBITDA is a non-GAAP profitability measure that represents net income before the effect of the following items: interest expense, income tax expense, and depreciation and amortization. Adjusted EBITDA is a non-GAAP profitability measure that represents EBITDA before the effect of the following items: severance costs, impairment losses, interest income, warrant contra revenue, foreign currency gains and losses, and stock-based compensation expense. Adjusted EBITDA margin is a non-GAAP profitability measure that represents adjusted EBITDA divided by revenue.

The following table provides a reconciliation of net income to EBITDA and adjusted EBITDA and net income margin to adjusted EBITDA margin for the periods presented:

	Three months ended June 30,		Twelve months ended June 30,
($000s)	2025	2024	2025	2024
Net income	$9,596	$9,845	$36,864	$33,655
Net income margin	6.5%	7.9%	6.6%	6.6%

Interest expense	448	175	1,634	514
Income tax expense	2,247	3,391	9,068	7,331
Depreciation and amortization	4,248	4,608	17,232	19,461
EBITDA	$16,539	$18,019	$64,798	$60,961
Severance costs	558	115	558	1,621
Impairment losses	1,429	275	1,429	1,532
Interest income	(29)	(542)	(955)	(2,071)
Warrant contra revenue	—	290	—	1,183
Foreign currency losses / (gains)	27	(1,244)	693	(1,815)
Stock-based compensation expense	1,926	1,024	5,432	3,765
Adjusted EBITDA	$20,450	$17,937	$71,955	$65,176

Adjusted EBITDA margin	13.9%	14.4%	12.9%	12.8%

EXHIBIT 3: Free cash flow

We define free cash flow as net cash provided by operating activities less capital expenditures.

	Three months ended June 30,		Twelve months ended June 30,
($000s)	2025	2024	2025	2024
Net cash provided by operating activities	$27,937	$17,422	$45,668	$35,900
Less: capital expenditures	5,159	2,220	18,375	8,855
Free cash flow	$22,778	$15,202	$27,293	$27,045

EXHIBIT 4: Net cash

We define net cash as total cash and cash equivalents less debt.

($000s)	June 30, 2025	June 30, 2024
Cash and cash equivalents	$15,350	$62,720

Debt
Current	$823	$660
Non-current	796	867
Total debt	$1,619	$1,527
Net cash	$13,731	$61,193